WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
October 22, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 3Q 2018 EPS OF $1.20;
OPERATING RESULTS DRIVEN BY POSITIVE OPERATING LEVERAGE;
INCLUDING A 4.11% NET INTEREST MARGIN, STRONG FEE INCOME GROWTH,
AND DISCIPLINED COST MANAGEMENT
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $38.9 million, or $1.20 per diluted common share for 3Q 2018 compared to net income of $20.6 million, or $0.64 per share for 3Q 2017, and $28.7 million, or $0.89 per share for 2Q 2018. As disclosed in our press release dated September 13, 2018, 3Q 2018 results included a pre-tax insurance recovery of $7.9 million, or $0.19 per share; a pre-tax realized gain of $3.8 million, or $0.09 per share, from the sale of a portion of our Visa Class B shares; and a $3.2 million, or $0.07 per share, unrealized valuation gain on our remaining equity investment in Visa Class B shares.
Net revenue (which includes net interest income and noninterest income) was $105.0 million for 3Q 2018, an increase of $16.4 million, or 19%, from 3Q 2017. Net interest income was $63.1 million, an increase of $7.0 million, or 12%, from 3Q 2017; and fee income (noninterest income) was $41.9 million, an increase of $9.5 million, or 29%, from 3Q 2017, and included the Visa Class B gains described above. Noninterest expenses were $52.5 million in 3Q 2018, a decrease of $1.7 million, or 3%, from 3Q 2017, and included the $7.9 million insurance recovery described above and $3.8 million, or $0.11 per share, of corporate development costs. Including these favorable items, this resulted in 22 percentage points of positive operating leverage as compared to 3Q 2017.
For 3Q 2018, reported return on assets (ROA) was 2.18%, return on average equity was 19.8%, and the efficiency ratio was 49.8%.

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Highlights for 3Q 2018:

•	Core EPS(1) of $0.96 increased $0.32, or 50%, from $0.64 in 3Q 2017.

•	Core ROA(1) was 1.73%, a robust 43% increase compared to 1.21% for 3Q 2017.

•	Core return on average tangible common equity (ROTCE)(1) was 21.0% for 3Q 2018, a significant increase compared to 15.3% for 3Q 2017.

•
Core net revenue(1) of $98.0 million increased $10.2 million, or 12% from 3Q 2017, reflecting strong and balanced organic growth, including a $7.0 million, or 12%, increase in core net interest income(1) and a $3.2 million, or 10%, increase in core fee income (noninterest income)(1). Excluding the impact of our Bank-Owned Life Insurance (BOLI) policies, which were divested during 1Q 2018, core fee income increased 12% year-over-year.

•
The net interest margin increased 16 bps to 4.11% from 3Q 2017, primarily as a result of the positive impacts of good positioning in the higher short-term interest rate environment, pricing discipline, and prudent balance sheet management.

•
Core noninterest expense(1) increased $3.3 million, or 6%, from 3Q 2017, with nearly half coming from highly variable incentive compensation costs from pay-for-performance plans. This resulted in WSFS achieving a strong 6 percentage points of positive core operating leverage.(1)

•	Core efficiency ratio(1) was a healthy 57.6%, a significant improvement compared to 60.2% for 3Q 2017.

(1) As used in this release, core EPS, core return on average assets (ROA), core return on average tangible common equity, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, core operating leverage and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Notable items in the quarter:

•
WSFS recorded an insurance recovery of $7.9 million (pre-tax), or approximately $0.19 per share (after-tax) relating to a previously disclosed $12.0 million legal settlement payment. The Company continues to pursue recovery of remaining losses.

•
WSFS sold 30,000 Visa Class B shares in a cash transaction, which resulted in a gain of $3.8 million (pre-tax), or approximately $0.09 per share (after-tax), and recorded an unrealized valuation gain of $3.2 million (pre-tax), or approximately $0.07 per share (after-tax), relating to its remaining investment in Visa Class B shares.

•	WSFS realized no net gains on sales of securities in 3Q 2018, compared to $0.7 million (pre-tax), or approximately $0.01 per share (after-tax) in 3Q 2017.

•
WSFS recorded $3.8 million (pre-tax), or approximately $0.11 per share (after-tax) in 3Q 2018, in corporate development expenses related to our pending merger with Beneficial Bancorp, Inc. (Beneficial Bancorp), compared to $0.2 million (pre-tax), or less than $0.01 per share (after-tax) in 3Q 2017. The current quarter amount was consistent with our modeled expectations.

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CEO outlook and commentary
Mark A. Turner, Chairman, President and CEO, said, "Another excellent quarter of earnings keeps us on track to well exceed the enhanced primary goals in our 2016-2018 Strategic Plan, including a full year 2018 ROA of 1.50% and creates strong momentum into 2019 and our upcoming combination with Beneficial Bancorp. For the quarter, we recorded core EPS of $0.96 and a core ROA of 1.73%, which represent record core results and sizable improvements from the prior year, even before the favorable impact of lower tax rates in the current year. Our net interest margin of 4.11% and core fee income growth of 10% from 3Q 2017 reflect strong and diversified growth across our core banking and fee income franchises, and our credit quality metrics remained strong. Significant revenue growth combined with disciplined expense management culminated in a healthy 6 percentage points of positive core operating leverage compared to 3Q 2017, and a 3Q 2018 core efficiency ratio of a 57.6%. Our high performing results and organic growth demonstrate our diversified revenue sources, the strength and sustainability of our business model, and our ability to efficiently integrate previous acquisitions.”
“During the quarter, we were named a top workplace in Delaware for the thirteenth consecutive year in The News Journal’s ‘Top Workplaces’ survey, ranking second in the large company category. We were also named a ‘Top Bank’ in Delaware for the eighth year in a row by the readers of The News Journal, and named a fastest growing company in the Greater Philadelphia region 'Soaring 76' for the second year in a row by the Philadelphia Business Journal. We believe that our sustained commitment to Associate and Customer engagement leads to our sustainable high performance. These longstanding recognitions, along with strong financial performance demonstrate the success of our focused strategy of ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

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Third Quarter 2018 Discussion of Financial Results
Net interest margin reflects good positioning in the rising-rate environment and disciplined pricing
Net interest margin for 3Q 2018 was a fundamentally strong 4.11%, an increase of 16 bps from 3.95% for 3Q 2017. Excluding a 4 bps increase related to the redemption of $55.0 million of our senior notes in late 3Q 2017 and a 5 bps decrease in purchased loan accretion, the net interest margin increased organically 17 bps compared to 3Q 2017. The 17 bps increase includes an estimated 11 bps reflecting good positioning in the higher short-term interest rate environment and disciplined pricing, and approximately 6 bps from prudent balance sheet management, including a planned favorable change in mix of assets and liabilities. Net interest income for 3Q 2018 was $63.1 million, an increase of $7.0 million, or 12%, compared to 3Q 2017.
Net interest margin increased 1 bp from 4.10% in 2Q 2018 and net interest income increased $2.1 million, or 3% (not annualized) from 2Q 2018. Excluding 5 bps of lower purchased loan accretion during the quarter, the net interest margin increased a healthy 6 bps primarily from the higher short-term interest rate environment and disciplined pricing.
Loan growth impacted by competitive market conditions and higher paydown activity
At September 30, 2018, WSFS’ net loan portfolio was $4.92 billion, an increase of $21.3 million, or 2% (annualized), from June 30, 2018. The increase includes a $36.1 million increase, or 12% (not annualized), in construction loans and a $35.2 million, or 6% (not annualized), increase in consumer loans, offset somewhat by a $27.6 million, or 2% (not annualized), decrease in commercial mortgage loans and a $15.3 million, or 1% (not annualized), decrease in commercial and industrial (C&I) loans. The growth in consumer loans was primarily related to second-lien home equity installment loans originated through our partnership with Spring EQ. The growth in construction loans was mainly due to advances under previously closed, but unfunded, construction loan commitments. The reduction in other commercial loans primarily resulted from a significant amount of liquidity in the market and less demand from borrowers given their strong cash flow positions.   This dynamic has led to the ongoing, highly competitive pricing market, which includes competition from non-banks, resulting in increased amounts of payoffs and paydowns.  Consistent with our historical strategy, we remained focused on both pricing and credit discipline over short-term loan growth.

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Compared to September 30, 2017, net loans increased $232.5 million, or 5%. The increase includes a $30.8 million decline in residential mortgages, consistent with our ongoing strategy of selling most newly-originated residential mortgages in the secondary market. Excluding the purposeful decrease in residential mortgages, net loans increased $263.3 million, or 6%, including an increase of $133.5 million, or 25%, in consumer loans and an increase of $115.4 million, or 5%, in C&I loans.
The following table summarizes loan balances and composition at September 30, 2018 compared to June 30, 2018 and September 30, 2017:

(Dollars in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
Commercial & industrial	$2,598,626	53%	$2,613,880	53%	$2,483,193	53%
Commercial real estate	1,125,660	23	1,153,217	24	1,149,664	25
Construction	331,562	7	295,488	6	291,617	6
Total commercial loans	4,055,848	83	4,062,585	83	3,924,474	84
Residential mortgage	250,263	5	256,734	5	281,092	6
Consumer	657,692	13	622,445	13	524,164	11
Allowance for loan losses	(41,812)	(1)	(41,037)	(1)	(40,201)	(1)
Net loans	$4,921,991	100%	$4,900,727	100%	$4,689,529	100%
Credit quality remains solid across key metrics

Credit quality metrics during 3Q 2018 reflect continued strength in the portfolio.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $151.8 million at September 30, 2018, an increase compared to $143.0 million at June 30, 2018. Classified assets, which are included in total problem assets, decreased $11.1 million to $87.6 million at September 30, 2018 from $98.7 million at June 30, 2018. Additionally, the Company’s ratio of classified assets to total Tier 1 capital plus ALLL was a low 11.30% compared to 13.28% at June 30, 2018.
Total delinquencies, which include nonperforming delinquencies, were $29.8 million at September 30, 2018, or 0.61%, of gross loans compared to $26.7 million, or 0.54%, of gross loans at June 30, 2018. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.18% of gross loans at September 30, 2018 or consistent when compared to June 30, 2018.

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Total nonperforming assets decreased $1.3 million, or 2%, to $53.9 million at September 30, 2018, as compared to $55.1 million at June 30, 2018. The nonperforming assets to total assets ratio likewise decreased to 0.75% at September 30, 2018 from 0.78% at June 30, 2018.
Net charge-offs for 3Q 2018 were $2.9 million, or 0.24% (annualized), of average gross loans, an increase from $2.3 million, or 0.19% (annualized), for 2Q 2018, and $2.7 million, or 0.23% (annualized), during 3Q 2017. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), which can be uneven, were reasonably consistent at $3.7 million in 3Q 2018, $3.2 million in 2Q 2018 and $3.5 million in 3Q 2017.
The ratio of the ALLL to total gross loans was 0.85% at September 30, 2018 compared to 0.84% at June 30, 2018. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.95% at September 30, 2018 compared with 0.94% at June 30, 2018. The ALLL was 114% of nonaccruing loans at September 30, 2018 compared to 113% at June 30, 2018 and 120% at September 30, 2017.

Customer funding reflects continued core deposit strength
Total customer funding was $5.44 billion at September 30, 2018, a $402.5 million, or 8% (not annualized), increase from June 30, 2018. The increase included a $193.4 million normal seasonal increase in public funding account balances, one large, temporary commercial deposit of $127.6 million, and the positive impact from a $65.3 million increase in Trust-related deposits from long-term relationships, reflecting the positive synergy among our business lines. In addition, during 3Q 2018, we continued to take the opportunity to attract longer-term, fixed-rate funding and lengthen our overall funding duration in a rising-rate environment. As a result, Certificates of Deposit (CDs) increased $22.6 million, or 13% (annualized), in 3Q 2018.
Customer funding increased $559.0 million, or 11%, compared to September 30, 2017. Excluding the aforementioned $127.6 million temporary commercial deposit, customer funding increased $431.4 million, or 9%, year-over-year. This included a core deposit increase of $275.6 million, or 6%, over the prior year, with $191.7 million of that attributable to no- and low-cost checking deposit accounts. CDs also increased $155.7 million, or 28%, over the prior year consistent with our strategy to attract longer-term, fixed-rate funding in a rising-rate environment.

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Core deposits were 87% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 48% of total customer deposits at September 30, 2018. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are especially valuable in a rising-rate environment. The ratio of loans to customer deposits was 91% at September 30, 2018, or 93% after excluding the $127.6 million temporary commercial deposit.
The following table summarizes customer funding balances and composition at September 30, 2018 compared to June 30, 2018 and September 30, 2017:

(Dollars in thousands)	September 30, 2018		June 30, 2018		September 30, 2017
Noninterest demand	$1,515,336	28%	$1,434,549	29%	$1,357,597	28%
Interest-bearing demand	1,091,546	20	966,736	19	1,057,571	22
Savings	535,344	10	565,074	11	557,914	11
Money market	1,581,684	29	1,377,682	27	1,347,576	28
Total core deposits	4,723,910	87	4,344,041	86	4,320,658	89
Customer time deposits	712,859	13	690,267	14	557,129	11
Total customer deposits	$5,436,769	100%	$5,034,308	100%	$4,877,787	100%

Core fee income is well diversified, growing a strong 10% year-over-year (12% excluding BOLI)
Core fee income (noninterest income) increased by $3.2 million, or 10%, to $34.9 million compared to 3Q 2017. Excluding a $0.5 million year-over-year decrease in income resulting from the intentional surrender of BOLI policies in 1Q 2018, core fee income increased 12% compared to 3Q 2017. This organic growth demonstrates our ability to execute on our highly diversified, high-touch, fee-based strategy. These strong results represent growth across most of our businesses, and include increases of $1.9 million from credit/debit card and ATM income, and $1.2 million from investment management and fiduciary revenue, and $0.5 million from traditional banking businesses excluding BOLI income.
When compared to 2Q 2018, core fee income was flat as a $0.5 million increase from credit/debit card and ATM income was offset by a $0.5 million decrease in traditional banking revenue. The decrease in traditional banking revenue includes a $0.9 million decrease in gains on sale of SBA loans, which can be uneven.
For 3Q 2018, core fee income was 35.5% of core net revenue, compared to 35.8% for 3Q 2017, and was diversified among various sources, including traditional banking, mortgage banking, wealth management and cash logistics services (Cash Connect®). The slight year-over-year decline was primarily due to the stronger than expected 12% increase in net interest income over the same period.

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Noninterest expenses reflect strong efficiency and drive positive operating leverage
Our core efficiency ratio was 57.6% in 3Q 2018, compared to 59.6% in 2Q 2018, and 60.2% in 3Q 2017. These improvements reflect our ability to efficiently integrate our previous acquisitions, and continued economies of scale as we grow.
Core noninterest expense for 3Q 2018 was $56.6 million, an increase of $3.3 million, or 6%, from $53.3 million in 3Q 2017. Contributing to the year-over-year increase was $1.5 million from highly variable incentive compensation as a result of stronger performance against our operating plans, $1.1 million of higher variable costs to support Cash Connect® revenue growth, and a strategic $0.8 million increase in marketing costs primarily to support brand and growth initiatives in the southeastern Pennsylvania market. Offsetting these increases was a $0.5 million decrease in loan workout and OREO expense due primarily to higher gains on OREO sales during the quarter.
When compared to 2Q 2018, core noninterest expense decreased $0.8 million, or 1%. Contributing to the quarter-over-quarter decrease was $0.7 million of lower loan workout and OREO expense due primarily to higher gains on OREO sales during the quarter and $0.3 million of lower other operating costs, including occupancy and professional fees. These decreases were offset somewhat by $0.4 million of the aforementioned higher marketing costs mostly associated with our planned marketing initiatives in the southeastern Pennsylvania market.
Income taxes
We recorded a $9.9 million income tax provision in 3Q 2018, compared to provisions of $6.9 million in 2Q 2018 and $10.9 million in 3Q 2017.
The effective tax rate was 20.3% in 3Q 2018, 19.4% in 2Q 2018, and 34.7% in 3Q 2017. The slightly higher tax rate in 3Q 2018 compared to 2Q 2018 resulted primarily from lower benefits realized from stock-based compensation activity and higher non-deductible corporate development costs during the quarter. The lower tax rates in 2018 compared with 2017 primarily reflects the reduction of the corporate federal tax rate resulting from the tax law change beginning in 1Q 2018.

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Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grows 13% over the prior year
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.7 billion in assets under management (AUM) and assets under administration (AUA) as of September 30, 2018.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $14.0 million for 3Q 2018. This represented an increase of $1.4 million, or 11%, compared to 3Q 2017 and a decrease of $0.2 million, or 2% (not annualized), compared to 2Q 2018. The year-over-year increase resulted primarily from a $1.2 million, or 13%, increase in fee revenue, which reflected continued organic growth across our business lines, with particular strength in the capital markets and corporate trust services businesses. Fee revenue growth was partially offset by a decline in net interest income resulting from increased intercompany funding costs. When compared to 2Q 2018, revenue declined primarily as a result of seasonally higher revenue related to tax preparation fees during the second quarter of 2018.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $0.8 million in 3Q 2018, a decrease of $7.7 million compared to 3Q 2017 and a decrease of $8.3 million compared to 2Q 2018. Noninterest expense in 3Q 2018 includes the $7.9 million insurance recovery previously disclosed. Excluding this recovery, non-interest expense increased $0.2 million year-over-year, primarily due to higher compensation and benefits costs to support overall growth, partially offset by lower professional fees, which can be uneven. Compared to 2Q 2018, excluding the insurance recovery, noninterest expense decreased $0.4 million primarily due to lower provision for loan losses.
Pre-tax income in 3Q 2018 was $13.2 million, including the insurance recovery discussed above. Excluding the insurance recovery, pre-tax income was $5.2 million compared to $5.1 million in 2Q 2018 and $4.1 million in 3Q 2017 and was driven by the above mentioned factors.

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Cash Connect® net revenue increases 8% over same quarter in 2017
Cash Connect® is a premier provider of ATM vault cash and smart safe cash logistics services in the United States. Cash Connect® services approximately 26,500 non-bank ATMs and retail safes nationwide with approximately $960 million in cash and other fee-based services. Cash Connect® also operates 443 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $10.3 million of net revenue (fee income less funding costs) in 3Q 2018, an increase of $0.8 million, or 8%, from 3Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 2Q 2018, net revenue increased $0.3 million, or 3% (not annualized), due to higher cash balances, increased ATM managed services, and smart safe fee income.
Noninterest expense (including intercompany allocations of expense) was $8.8 million in 3Q 2018, an increase of $1.2 million compared to 3Q 2017 and an increase of $0.2 million compared to 2Q 2018. The year-over-year increase in expenses was primarily due to higher operating costs associated with growth, higher funding costs, and investment in enhancing our smart safe technology platform. Cash Connect® reported pre-tax income of $1.6 million for 3Q 2018, which was a decrease of $0.4 million, from 3Q 2017 and an increase of $0.1 million compared to 2Q 2018 because of organic growth and partially offset by tighter margins.
During 2018, Cash Connect® has been impacted by rising interest rates that have challenged its customers' profitability and created margin compression for the ATM industry.  Cash Connect is focused on optimizing its cash and customers' cash balances to maximize efficiency. Cash Connect continues to build its presence in the strategic and fast growing remote cash capture (smart safe, recycler, and kiosk) space, with approximately 2,000 devices currently under service and a strong pipeline driven by several national channel partners.

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Capital management
WSFS’ total stockholders’ equity increased $29.8 million, or 4% (not annualized), to $798.8 million at September 30, 2018 from $769.0 million at June 30, 2018, primarily due to quarterly earnings, partially offset by the impacts of market-value changes on available-for-sale securities, stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(2) increased $30.5 million, or 5% (not annualized), to $612.2 million at September 30, 2018 from $581.7 million at June 30, 2018 for the reasons described in the paragraph above.
WSFS’ common equity to assets ratio was 11.16% at September 30, 2018, and its tangible common equity to tangible assets ratio(2) increased by 38 bps during the quarter to 8.78%. At September 30, 2018, book value per share was $25.08, an increase of $0.83, or 3%, from June 30, 2018, and tangible common book value per share(2) was $19.22, an increase of $0.87, or 5%, from June 30, 2018.
At September 30, 2018, WSFS Bank’s Tier 1 leverage ratio of 10.65%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.37%, and Total Capital ratio of 13.09% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 3Q 2018, WSFS repurchased 47,000 shares of common stock at an average price of $52.15 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 532,194 shares, or slightly less than 2% of outstanding shares, remaining to repurchase under this current authorization. In addition, the Board of Directors approved a quarterly cash dividend of $0.11 per share of common stock. This dividend will be paid on November 20, 2018 to stockholders of record as of November 6, 2018.

(2) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Third quarter 2018 earnings release conference call
Management will conduct a conference call to review 3Q 2018 results at 1:00 p.m. Eastern Time (ET) on Tuesday, October 23, 2018. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on Tuesday, October 23, 2018 until Tuesday, November 6, 2018 at 4 pm by dialing 1-855-859-2056 and using Conference ID #9297937.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2018, WSFS Financial Corporation had $7.2 billion in assets on its balance sheet and $19.7 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, Christiana Trust of DE, WSFS Wealth Investments, WSFS Wealth Client Management, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; including the pending acquisition of Beneficial Bancorp, Inc. which is subject to customary closing conditions including regulatory and shareholder approvals; The Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the effects other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2017 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Interest and fees on loans	$67,164	$64,442	$58,504	$192,071	$169,258
Interest on mortgage-backed securities	6,662	6,190	4,955	18,251	14,132
Interest and dividends on investment securities	1,079	1,108	1,139	3,307	3,524
Other interest income	510	411	412	1,550	1,256
	75,415	72,151	65,010	215,179	188,170
Interest expense:
Interest on deposits	7,977	6,368	3,862	19,585	10,278
Interest on Federal Home Loan Bank advances	2,097	2,536	2,402	7,096	6,057
Interest on senior debt	1,179	1,180	1,807	3,538	6,049
Interest on trust preferred borrowings	677	637	500	1,871	1,418
Interest on other borrowings	388	441	310	1,289	822
	12,318	11,162	8,881	33,379	24,624
Net interest income	63,097	60,989	56,129	181,800	163,546
Provision for loan losses	3,716	2,498	2,896	9,864	6,901
Net interest income after provision for loan losses	59,381	58,491	53,233	171,936	156,645
Noninterest income:
Credit/debit card and ATM income	11,239	10,709	9,350	31,753	26,406
Investment management and fiduciary revenue	10,029	10,244	8,809	29,462	25,683
Deposit service charges	4,670	4,664	4,695	13,964	13,652
Mortgage banking activities, net	1,509	1,692	1,756	4,938	4,785
Loan fee income	693	567	483	1,859	1,483
Investment securities gains, net	—	—	736	21	1,764
Unrealized gain on equity investment	3,249	—	—	18,595	—
Realized gain on sale of equity investment	3,757	—	—	3,757	—
Bank-owned life insurance income	96	—	546	328	1,124
Other income	6,659	7,111	6,066	19,678	17,312
	41,901	34,987	32,441	124,355	92,209
Noninterest expense:
Salaries, benefits and other compensation	30,641	30,944	29,172	91,438	86,231
Occupancy expense	4,697	5,008	4,756	14,953	14,602
Equipment expense	3,258	3,176	2,922	9,523	9,544
Professional fees	2,358	2,320	2,248	6,403	6,552
Data processing and operations expense	1,962	1,896	1,817	5,765	5,185
Marketing expense	1,499	1,084	712	3,341	2,268
FDIC expenses	518	515	560	1,632	1,683
Early extinguishment of debt	—	—	695	—	695
Loan workout and OREO expense	(19)	681	484	1,088	1,504
Corporate development expense	3,794	457	153	4,251	857
(Recovery of) provision for legal settlement	(7,938)	—	—	(7,938)	—
(Recovery of) provision for fraud loss	(10)	—	—	(1,675)	—
Other operating expenses	11,694	11,750	10,644	34,916	29,275
	52,454	57,831	54,163	163,697	158,396
Income before taxes	48,828	35,647	31,511	132,594	90,458
Income tax provision	9,893	6,907	10,942	27,569	30,382
Net income (loss)	$38,935	$28,740	$20,569	$105,025	$60,076
Diluted earnings (loss) per share of common stock:	$1.20	$0.89	$0.64	$3.26	$1.86
Weighted average shares of common stock outstanding for fully diluted EPS	32,348,619	32,263,293	32,268,538	32,261,780	32,279,190
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Performance Ratios:
Return on average assets (a)	2.18%	1.65%	1.20%	2.01%	1.18%
Return on average equity (a)	19.75	15.22	11.06	18.59	11.20
Return on average tangible common equity (a)(o)	26.32	20.61	15.22	25.12	15.63
Net interest margin (a)(b)	4.11	4.10	3.95	4.07	3.93
Efficiency ratio (c)	49.80	60.04	60.61	53.29	61.39
Noninterest income as a percentage of total net revenue (b)	39.78	36.33	36.30	40.48	35.74
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017
Assets:
Cash and due from banks	$158,234	$111,392	$117,343
Cash in non-owned ATMs	552,952	591,845	612,443
Investment securities (d)	152,577	156,456	162,345
Other investments	51,809	63,637	36,856
Mortgage-backed securities (d)	997,131	964,120	809,809
Net loans (e)(f)(l)	4,921,991	4,900,727	4,689,529
Bank owned life insurance	6,840	5,750	102,727
Goodwill and intangibles	186,584	187,259	189,116
Other assets	131,724	131,361	155,176
Total assets	$7,159,842	$7,112,547	$6,875,344
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,515,336	$1,434,549	$1,357,597
Interest-bearing deposits	3,921,433	3,599,759	3,520,190
Total customer deposits	5,436,769	5,034,308	4,877,787
Brokered deposits	287,147	332,247	173,932
Total deposits	5,723,916	5,366,555	5,051,719
Federal Home Loan Bank advances	338,465	630,339	697,812
Other borrowings	206,624	266,011	305,496
Other liabilities	92,015	80,665	79,456
Total liabilities	6,361,020	6,343,570	6,134,483
Stockholders’ equity	798,822	768,977	740,861
Total liabilities and stockholders’ equity	$7,159,842	$7,112,547	$6,875,344
Capital Ratios:
Equity to asset ratio	11.16%	10.81%	10.78%
Tangible common equity to tangible asset ratio (o)	8.78	8.40	8.25
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.37	11.97	11.52
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.65	10.36	10.24
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.37	11.97	11.52
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.09	12.68	12.22
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$36,688	$36,257	$33,536
Troubled debt restructuring (accruing)	15,192	16,273	14,905
Assets acquired through foreclosure	2,004	2,609	3,924
Total nonperforming assets	$53,884	$55,139	$52,365
Past due loans (h)	$211	$499	$1,338
Allowance for loan losses	41,812	41,037	40,201
Ratio of nonperforming assets to total assets	0.75%	0.78%	0.76%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.54	0.55	0.54
Ratio of allowance for loan losses to total gross loans (i)(n)	0.85	0.84	0.86
Ratio of allowance for loan losses to nonaccruing loans	114	113	120
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.24	0.19	0.23
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.24	0.24	0.19

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,453,110	$19,833	5.41%	$1,437,117	$19,394	5.41%	$1,422,306	$18,186	5.07%
Residential real estate loans	228,256	3,722	6.52	239,054	3,516	5.88	269,134	3,747	5.57
Commercial loans	2,594,124	34,463	5.29	2,574,777	33,375	5.22	2,471,382	30,013	4.85
Consumer loans	638,849	8,753	5.44	600,683	7,847	5.24	509,750	6,329	4.93
Loans held for sale	27,503	393	5.67	23,680	310	5.25	22,734	229	4.03
Total loans	4,941,842	67,164	5.40	4,875,311	64,442	5.31	4,695,306	58,504	4.96
Mortgage-backed securities (d)	970,501	6,662	2.75	934,411	6,190	2.65	809,655	4,955	2.45
Investment securities (d)	153,718	1,079	3.36	158,266	1,108	3.41	168,526	1,139	4.08
Other interest-earning assets	62,145	510	3.26	26,815	411	6.15	36,992	412	4.46
Total interest-earning assets	6,128,206	75,415	4.90%	5,994,803	72,151	4.85%	5,710,479	65,010	4.57%
Allowance for loan losses	(42,074)			(41,682)			(40,831)
Cash and due from banks	94,959			127,293			118,056
Cash in non-owned ATMs	546,464			531,524			558,855
Bank owned life insurance	6,347			5,724			102,513
Other noninterest-earning assets	346,743			354,392			344,783
Total assets	$7,080,645			$6,972,054			$6,793,855
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$977,915	$1,126	0.46%	$973,498	$921	0.38%	$939,239	$606	0.26%
Money market	1,498,437	2,667	0.71	1,390,675	1,823	0.53	1,324,946	1,227	0.37
Savings	550,146	257	0.19	566,766	260	0.18	564,275	264	0.19
Customer time deposits	701,897	2,393	1.35	657,332	1,990	1.21	555,668	1,188	0.85
Total interest-bearing customer deposits	3,728,395	6,443	0.69	3,588,271	4,994	0.56	3,384,128	3,285	0.39
Brokered deposits	319,456	1,534	1.91	317,539	1,374	1.74	195,073	577	1.17
Total interest-bearing deposits	4,047,851	7,977	0.78	3,905,810	6,368	0.65	3,579,201	3,862	0.43
FHLB of Pittsburgh advances	381,386	2,097	2.18	516,411	2,536	1.97	730,390	2,402	1.30
Trust preferred borrowings	67,011	677	4.01	67,011	637	3.81	67,011	500	2.96
Senior Debt	98,301	1,179	4.80	98,247	1,180	4.80	134,658	1,807	5.37
Other borrowed funds	114,427	388	1.35	131,776	441	1.34	132,030	310	0.93
Total interest-bearing liabilities	4,708,976	12,318	1.04%	4,719,255	11,162	0.95%	4,643,290	8,881	0.76%
Noninterest-bearing demand deposits	1,507,434			1,420,988			1,333,266
Other noninterest-bearing liabilities	82,135			74,395			79,176
Stockholders’ equity	782,100			757,416			738,123
Total liabilities and stockholders’ equity	$7,080,645			$6,972,054			$6,793,855
Excess of interest-earning assets over interest-bearing liabilities	$1,419,230			$1,275,548			$1,067,189
Net interest and dividend income		$63,097			$60,989			$56,129

Interest rate spread			3.86%			3.90%			3.81%

Net interest margin			4.11%			4.10%			3.95%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Market price of common stock:
High	$57.70	$56.70	$49.45	$57.70	$50.55
Low	45.72	46.65	42.45	45.71	42.45
Close	47.15	53.30	48.75	47.15	48.75
Book value per share of common stock	25.08	24.25	23.59
Tangible common book value per share of common stock (o)	19.22	18.35	17.57
Number of shares of common stock outstanding (000s)	31,852	31,704	31,410
Other Financial Data:
One-year repricing gap to total assets (k)	1.04%	(1.11)%	(1.70)%
Weighted average duration of the MBS portfolio	5.6 years	5.4 years	5.1 years
Unrealized losses on securities available for sale, net of taxes	$(30,228)	$(24,186)	$(3,528)
Number of Associates (FTEs) (m)	1,152	1,188	1,121
Number of offices (branches, LPO’s, operations centers, etc.)	77	77	77
Number of WSFS owned ATMs	443	439	447
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net interest income (GAAP)	$63,097	$60,989	$56,129	$181,800	$163,546
Core net interest income (non-GAAP)	$63,097	$60,989	$56,129	$181,800	$163,546
Noninterest income (GAAP)	$41,901	$34,987	$32,441	$124,355	$92,209
Less: Securities gains	—	—	736	21	1,764
Less: Unrealized gains on equity investment	3,249	—	—	$18,595	$—
Less: Gain on sale of Visa Class B shares	3,757	—	—	3,757	—
Core fee income (non-GAAP)	$34,895	$34,987	$31,705	$101,982	$90,445
Core net revenue (non-GAAP)	$97,992	$95,976	$87,834	$283,782	$253,991
Core net revenue (non-GAAP)(tax-equivalent)	$98,323	$96,316	$88,627	$284,797	$256,234
Noninterest expense (GAAP)	$52,454	$57,831	$54,163	$163,697	$158,396
(Plus)/less: (Recovery of)/provision for fraud loss	(10)	—	—	(1,675)	—
Plus/(less): Recovery for legal settlement	(7,938)	—	—	(7,938)	—
Less: Corporate development costs	3,794	457	153	4,251	857
Less: Debt extinguishment costs	—	—	695	—	695
Core noninterest expense (non-GAAP)	$56,608	$57,374	$53,315	$169,059	$156,844
Core efficiency ratio (c)	57.6%	59.6%	60.2%	59.4%	61.2%

	Three months ended
Calculation of core operating leverage:	September 30, 2018	June 30, 2018	September 30, 2017
Core net revenue growth (year over year)	12%	13%	16%
Core noninterest expense growth (year over year)	6%	10%	18%
Core operating leverage (non-GAAP)	6%	3%	(2)%

	End of period
	September 30, 2018	June 30, 2018	September 30, 2017
Total assets	$7,159,842	$7,112,547	$6,875,344
Less: Goodwill and other intangible assets	186,584	187,259	189,116
Total tangible assets	$6,973,258	$6,925,288	$6,686,228
Total stockholders’ equity	$798,822	$768,977	$740,861
Less: Goodwill and other intangible assets	186,584	187,259	189,116
Total tangible common equity (non-GAAP)	$612,238	$581,718	$551,745

Calculation of tangible common book value per share:
Book value per share (GAAP)	$25.08	$24.25	$23.59
Tangible common book value per share (non-GAAP)	19.22	18.35	17.57
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	11.16%	10.81%	10.78%
Tangible common equity to tangible assets ratio (non-GAAP)	8.78	8.40	8.25

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
GAAP net (loss) income	$38,935	$28,740	$20,569	$105,025	$60,076
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, recovery of/provision for fraud loss, corporate development costs, and debt extinguishment costs	(11,160)	457	112	(27,735)	(212)
(Plus)/less: Tax impact of pre-tax adjustments	3,140	(108)	(43)	7,102	70
Non-GAAP net income	$30,915	$29,089	$20,638	$84,392	$59,934

GAAP return on average assets (ROA)	2.18%	1.65%	1.20%	2.01%	1.18%
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, recovery of/provision for fraud loss, corporate development costs, and debt extinguishment costs	(0.63)	0.03	0.01	(0.53)	(0.01)
(Plus) less: Tax impact of pre-tax adjustments	0.18	(0.01)	—	0.14	0.01
Core ROA (non-GAAP)	1.73%	1.67%	1.21%	1.62%	1.18%

EPS (GAAP)	$1.20	$0.89	$0.64	$3.26	$1.86
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, recovery of/provision for fraud loss, corporate development costs, and debt extinguishment costs	(0.34)	0.01	—	(0.86)	(0.01)
(Plus) less: Tax impact of pre-tax adjustments	0.10	—	—	0.22	—
Core EPS (non-GAAP)	$0.96	$0.90	$0.64	$2.62	$1.85

Calculation of return on average tangible common equity:
GAAP net (loss) income	$38,935	$28,740	$20,569	$105,025	$60,076
Plus: Tax effected amortization of intangible assets	543	543	468	1,627	1,531
Net tangible income (non-GAAP)	$39,478	$29,283	$21,037	$106,652	$61,607
Average shareholders’ equity	$782,100	$757,416	$738,123	$755,283	$716,938
Less: average goodwill and intangible assets	187,007	187,577	189,599	187,593	190,105
Net average tangible common equity	$595,093	$569,839	$548,524	$567,690	$526,833
Return on average tangible common equity (non-GAAP)	26.32%	20.61%	15.22%	25.12%	15.63%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$30,915	$29,089	$20,638	$84,392	$59,934
Plus: Tax effected amortization of intangible assets	543	543	468	1,627	1,531
Core net tangible income (non-GAAP)	$31,458	$29,632	$21,106	$86,019	$61,465
Net average tangible common equity	$595,093	$569,839	$548,524	$567,690	$526,833
Core return on average tangible common equity (non-GAAP)	20.97%	20.86%	15.27%	20.26%	15.60%